Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Acquisition of MDH Investment Management Inc.

December 23, 2004

Contacts: Charles B. Lang, President

Kevin Anglemyer, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Acquires MDH

East Liverpool, OH. -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank and Gateminder Corporation, and MDH Investment Management, Inc. jointly announced today the completion of the purchase of the assets of the investment management company by Tri-State. The acquisition had been announced in July but required approval of the Federal Reserve Bank. A letter from the Federal Reserve Bank of Cleveland indicating its approval and dated December 16th was received by the holding company this week. The closing of the sale occurred December 22, 2004, and is effective immediately.

A new corporation was organized in June that will also be known as MDH Investment Management Inc. Dr. Marc D. Hoffrichter, the President of the former company, will serve as the President and CEO of the new corporation. All staff members of the former company will continue with the new corporation in the same capacity. MDH presently manages approximately $65 million in assets for clients in fourteen states.

Dr. Hoffrichter stated: "I am delighted to become a part of the holding company and to be associated with 1st National Community Bank. The Bank has served the tri-state area for over eighteen years providing a wide range of financial services delivered in a personal, respectful and top quality manner. That is exactly what I have done for my clients over the past 20 years. This control change will be a seamless transition for my clients and I will continue to handle all their accounts personally."

MDH will continue to operate from its present location at 1216 Forsyth Place in East Liverpool, Ohio. That office is presently undergoing structural expansion of the facility that will add a conference room plus an additional office. Work should be completed next month.

The officers of the new corporation are Marc D. Hoffrichter, as President and Director, Charles B. Lang as Director and Vice President, Kevin Anglemyer as Chief Financial Officer, and Stephen W. Cooper, John C. Thompson and John P. Scotford as Directors.

Charles B. Lang, President & CEO of Tri-State 1st Banc, Inc. made the following statement upon completion of the sale: "I have known Marc Hoffrichter for over twenty years. I have had an opportunity to observe and appreciate the performance of his company as I served on Boards of Directors of local organizations for which he has managed their investment portfolios. MDH and Tri-State share values and goals for the future of our businesses and the community. We look forward to working with Marc in the future in building our companies into an even more important segment of the greater community and the economy of the tri-state area."

Tri-State presently operates seven banking offices, five in Columbiana County, Ohio, and one each in Hancock County, West Virginia and Beaver County, Pennsylvania.

The Office of the Comptroller of the Currency chartered 1st National Community Bank as a national banking association in June of 1987. There are presently 78 employees of the Bank.

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